================================================================================
                                 AMENDED AND RESTATED
                             AGREEMENT AND PLAN OF MERGER

                                         AMONG

                            MERCANTILE BANCORPORATION INC.,
                                A MISSOURI CORPORATION

                                          AND

                                   AMERIBANC, INC.,
                                A MISSOURI CORPORATION

                                          AND

                           CENTRAL MORTGAGE BANCSHARES, INC.
                                A MISSOURI CORPORATION



                   -------------------------------------------------


                                  SEPTEMBER 21, 1994
                              AS AMENDED NOVEMBER 1, 1994

================================================================================

                                   TABLE OF CONTENTS
                                   -----------------


                                                                                   Page
                                                                                   ----
Recitals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1


                                       ARTICLE I

                                      THE MERGER

 1.01       The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
 1.02       Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
 1.03       Method of Effecting Merger and Effective Time . . . . . . . . . . . . .   2
 1.04       Articles of Incorporation and By-Laws . . . . . . . . . . . . . . . . .   2
 1.05       Board of Directors and Officers . . . . . . . . . . . . . . . . . . . .   2
 1.06       Additional Actions. . . . . . . . . . . . . . . . . . . . . . . . . . .   2
 1.07       Conversion of Securities. . . . . . . . . . . . . . . . . . . . . . . .   3
 1.08       Exchange Procedures . . . . . . . . . . . . . . . . . . . . . . . . . .   3
 1.09       Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
 1.10       No Fractional Shares. . . . . . . . . . . . . . . . . . . . . . . . . .   5
 1.11       Closing of Stock Transfer Books . . . . . . . . . . . . . . . . . . . .   5
 1.12       Anti-Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

                                      ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF CENTRAL MORTGAGE

 2.01       Organization and Authority. . . . . . . . . . . . . . . . . . . . . . .   6
 2.02       Corporate Authorization; Records. . . . . . . . . . . . . . . . . . . .   6
 2.03       Second Tier Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . .   7
 2.04       Capitalization of Central Mortgage. . . . . . . . . . . . . . . . . . .   7
 2.05       Capitalization of Central Mortgage Subsidiaries . . . . . . . . . . . .   8
 2.06       Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . .   8
 2.07       Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
 2.08       Title to and Condition of Assets. . . . . . . . . . . . . . . . . . . .   9
 2.09       Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
 2.10       Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
 2.11       Absence of Defaults . . . . . . . . . . . . . . . . . . . . . . . . . .  13
 2.12       Absence of Undisclosed Liabilities. . . . . . . . . . . . . . . . . . .  13
 2.13       Allowance for Loan and Lease Losses; Non-Performing
            Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
 2.14       Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
 2.15       Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . .  14
 2.16       Litigation and Other Proceedings. . . . . . . . . . . . . . . . . . . .  14
 2.17       Governmental Compliance . . . . . . . . . . . . . . . . . . . . . . . .  15
 2.18       Labor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
 2.19       Interests of Certain Persons. . . . . . . . . . . . . . . . . . . . . .  16
 2.20       Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . .  16
 2.21       Conduct of Central Mortgage and the Central Mortgage
            Subsidiaries to Date. . . . . . . . . . . . . . . . . . . . . . . . . .  17

 2.22       Registration Statement, etc . . . . . . . . . . . . . . . . . . . . . .  18
 2.23       Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . . .  18

                                      ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE MERCANTILE ENTITIES

 3.01       Organization and Authority. . . . . . . . . . . . . . . . . . . . . . .  19
 3.02       Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
 3.03       Capitalization of Mercantile. . . . . . . . . . . . . . . . . . . . . .  20
 3.04       Mercantile Financial Statements . . . . . . . . . . . . . . . . . . . .  21
 3.05       Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
 3.06       Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . .  21
 3.07       Registration Statement, Proxy Statement etc . . . . . . . . . . . . . .  22
 3.08       Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . . .  22
 3.09       Legal Proceedings or Other Adverse Facts. . . . . . . . . . . . . . . .  22
 3.10       Commitments and Contracts . . . . . . . . . . . . . . . . . . . . . . .  23
 3.11       Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . . . . .  23

                                      ARTICLE IV

                   CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME

 4.01       Conduct of Businesses Prior to the Effective Time . . . . . . . . . . .  23
 4.02       Forbearances of Central Mortgage. . . . . . . . . . . . . . . . . . . .  23
 4.03       Forbearances of the Mercantile Entities . . . . . . . . . . . . . . . .  25

                                       ARTICLE V

                                 ADDITIONAL AGREEMENTS

 5.01       Access and Information; Due Diligence . . . . . . . . . . . . . . . . .  26
 5.02       Registration Statement; Regulatory Matters. . . . . . . . . . . . . . .  27
 5.03       Shareholder Approval. . . . . . . . . . . . . . . . . . . . . . . . . .  27
 5.04       Current Information . . . . . . . . . . . . . . . . . . . . . . . . . .  28
 5.05       Agreements of Affiliates. . . . . . . . . . . . . . . . . . . . . . . .  28
 5.06       Tax Opinion Certificates. . . . . . . . . . . . . . . . . . . . . . . .  28
 5.07       Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
 5.08       Miscellaneous Agreements and Consents . . . . . . . . . . . . . . . . .  29
 5.09       Press Releases. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
 5.10       Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
 5.11       Employee Benefit Plans; Employee Stock Options. . . . . . . . . . . . .  29
 5.12       Best Efforts to Insure Pooling. . . . . . . . . . . . . . . . . . . . .  30
 5.13       Payment of Change of Control Benefits . . . . . . . . . . . . . . . . .  30
 5.14       Cenco Stock Purchase/Redemption . . . . . . . . . . . . . . . . . . . .  30



                                    ii

                                      ARTICLE VI

                                      CONDITIONS

 6.01       Conditions to Each Party's Obligation To Effect the
            Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
 6.02       Conditions to Obligations of Central Mortgage . . . . . . . . . . . . .  31
 6.03       Conditions to Obligations of the Mercantile Entities. . . . . . . . . .  32


                                      ARTICLE VII

                           TERMINATION, AMENDMENT AND WAIVER

 7.01       Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
 7.02       Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . .  34
 7.03       Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
 7.04       Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

                                     ARTICLE VIII

                                  GENERAL PROVISIONS

 8.01       Non-Survival of Representations, Warranties and
            Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
 8.02       Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
 8.03       No Assignment; Successors and Assigns . . . . . . . . . . . . . . . . .  35
 8.04       Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
 8.05       No Implied Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
 8.06       Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
 8.07       Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
 8.08       Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
 8.09       Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
 8.10       Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

                         AMENDED AND RESTATED
                     AGREEMENT AND PLAN OF MERGER
                     ----------------------------


             This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), made and entered into as of November 1, 1994 by and among Mercantile Bancorporation Inc., a Missouri corporation ("Mercantile"), Ameribanc, Inc., a Missouri corporation ("Ameribanc" and, collectively, with Mercantile, the "Mercantile Entities"), and Central Mortgage Bancshares, Inc. a Missouri corporation ("Central Mortgage"), amends and restates the Agreement and Plan of Merger dated as of September 21, 1994 by and among Mercantile, Ameribanc and Central Mortgage (the "Initial Agreement") and supercedes such Initial Agreement in its entirety:

             A. Central Mortgage is the beneficial and record owner of one hundred percent (100%) of the issued and outstanding shares of the capital stock of each of Barton County State Bank ("Barton Bank"), Citizens-Jackson County Bank ("Citizens-Jackson Bank"), Citizens State Bank of Nevada ("Nevada Bank") and Farmers Bank of Stover ("Farmers Bank"), all of which are banking corporations organized under the laws of the State of Missouri, and beneficial and record owner of approximately seventy-seven and four-tenths percent (77.4%) of the issued and outstanding shares of the capital stock of Cenco Insurance Company, Inc., a non-banking corporation organized under the laws of the State of Arizona ("Cenco") (individually, a "Central Mortgage Subsidiary" and, collectively, the "Central Mortgage Subsidiaries"); and

             B. Mercantile is the beneficial and record owner of one hundred percent (100%) of the issued and outstanding shares of the capital stock of Ameribanc; and

             C. The Executive Committee of the Board of Directors of Mercantile and the respective Boards of Directors of Ameribanc and Central Mortgage previously approved the merger of Central
Mortgage and Ameribanc pursuant to the terms of the Initial
Agreement and now desire to amend, restate and supercede the Initial Agreement in its entirety with this Agreement; and

             D. The Mercantile Entities and Central Mortgage desire to provide in this Agreement for certain undertakings, conditions, representations, warranties and covenants, as amended, in connection with the transactions contemplated by this Agreement.

             NOW THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:


                               ARTICLE I
                               ---------
                              THE MERGER

             1.01   The Merger.  Subject to the terms and
                    ----------
conditions of this Agreement, Central Mortgage shall be merged with and into Ameribanc (the "Merger") in accordance with Chapter 351 of the Missouri Revised Statutes (the "Missouri Statute"), and the separate corporate existence of Central Mortgage shall cease. Ameribanc shall be the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation") and the name of the Surviving Corporation shall be Ameribanc, Inc.

             1.02   Closing.  The closing (the "Closing") of the
                    -------
Merger, unless the parties hereto shall otherwise mutually agree, shall take place at the offices of Mercantile in St. Louis, Missouri, at 10:00 am, local time, subject to the terms and conditions (including but not limited to the conditions set forth in Article VI) of this Agreement, on the first Business Day (as hereinafter defined) (the "Closing Date") of the month immediately succeeding the month in which the last of the following events occurs: (a) the receipt of the requisite approval of the Agreement and the Merger by the shareholders of Central Mortgage as set forth in Section 2.02 of this Agreement,
(b) the thirtieth day after the approval of the Merger by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and (c) the approval by the Missouri Division of Finance (the "Division of Finance") and any other bank regulatory agency that may be necessary or appropriate. For purposes of this Agreement, "Business Day" shall mean any day that the Office of Secretary of State of the State of Missouri is open for the receipt of official corporate filings.

             1.03   Method of Effecting Merger and Effective Time.
                    ---------------------------------------------
On the Closing Date, the parties hereto will cause the Merger to be consummated by delivering to the Secretary of State of the State of Missouri, for filing, Articles of Merger in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the Missouri Statute. The Merger shall be effective (the "Effective Time") upon the issuance of the certificate of merger by the Secretary of State of the State of Missouri.

             1.04   Articles of Incorporation and By-Laws.  The
                    -------------------------------------
Articles of Incorporation and By-Laws of Ameribanc in effect immediately prior to the Effective Time shall be the Articles of Incorporation and By-Laws of the Surviving Corporation, in each case until amended in accordance with their respective provisions and applicable law.

             1.05   Board of Directors and Officers.
                    -------------------------------

                    (a) At the Effective Time, the Board of Directors of the Surviving Corporation shall consist of those persons serving as directors of Ameribanc immediately prior to the Effective Time and the terms of those directors after the Effective Time shall be the same as their respective terms immediately prior to the Effective Time.

                    (b)   The officers of Ameribanc shall be the
officers of the Surviving Corporation until their respective successors are duly elected and qualified.

             1.06   Additional Actions.  If, at any time after the
                    ------------------
Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments, or assurances in law or any other acts are necessary or desirable to (a) vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its right, title, or interest in, to, or under any of the rights, properties, or assets of Central Mortgage and the Central Mortgage Subsidiaries, or (b) otherwise carry out the purposes of this Agreement, Central Mortgage and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments, or assurances in law and to do all acts necessary or proper to vest, perfect, or confirm title to and possession of such rights, properties, or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Central Mortgage or otherwise to take any and all such action.

             1.07   Conversion of Securities.
                    ------------------------

             At the Effective Time, by virtue of the Merger and without any action on the part of the Mercantile Entities, Central Mortgage or any Central Mortgage shareholder, each share of common stock, $1.00 par value, of Central Mortgage ("Central Mortgage Common Stock") issued and outstanding at the Effective Time (other than any shares held by Central Mortgage, Mercantile or any of their respective wholly-owned subsidiaries (in each case other than in a fiduciary capacity or as a result of debts previously contracted), which shall be cancelled, and other than any Dissenting Shares), shall cease to be outstanding and shall be converted into and become the right to receive .5970 of the shares of common stock, $5.00 par value, of Mercantile and the associated "Rights" under the "Rights Agreement", as those terms are defined in Section 3.03 hereof ("Mercantile Stock") (the "Exchange Ratio").

             1.08   Exchange Procedures.
                    -------------------

                    (a) Prior to the Closing Date, Mercantile shall appoint Society National Bank, or such other bank or trust company selected by Mercantile and reasonably acceptable to Central Mortgage, as the exchange agent (the "Exchange Agent") to effect the exchange of certificates evidencing shares of Central Mortgage Stock for shares of Mercantile Common Stock to be received in the Merger. At the Effective Time, Mercantile shall have granted the Exchange Agent the requisite power and authority to effect for and on behalf of Mercantile the issuance of the number of shares of Mercantile Common Stock issuable in the Merger.

                    (b) Within five (5) Business Days after the Effective Time, the Exchange Agent shall mail to each holder of record of Central Mortgage Stock as of the Closing Date a notice of consummation of the Merger and a form of letter of transmittal, which shall be in a form reasonably acceptable to Central Mortgage, pursuant to which each such shareholder shall transmit the certificate or certificates formerly representing shares of the Central Mortgage Common Stock, or, in lieu thereof, such evidence of lost, stolen or mutilated certificate or certificates and such surety bond as the Exchange Agent may reasonably require in accordance with customary exchange practices. Central Mortgage shareholders who satisfy such requirements for lost, stolen or mutilated certificates shall for purposes of the exchange procedures set forth herein be deemed to have submitted certificates for Central Mortgage Stock. As soon as practicable after surrender of such certificate to the Exchange Agent with a properly completed letter of transmittal, the Exchange Agent will promptly mail by first-class mail to such shareholder a certificate or certificates representing the number of full shares of Mercantile Stock into which the shares of Central Mortgage Common Stock evidenced by the certificate surrendered shall have been converted pursuant to this Agreement.

                    (c)   The Exchange Agent shall accept such
certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices.
Each outstanding certificate that, prior to the Effective Time, represented Central Mortgage Common Stock shall, except as otherwise provided in this Agreement, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of Mercantile Common Stock into which such Central Mortgage Common
Stock shall have been converted in the Merger. After the Effective Time, there shall be no further transfer on the records of Central Mortgage of certificates representing shares of capital stock of Central Mortgage, and if such certificates are presented to Central Mortgage for transfer, they shall be cancelled against delivery of the consideration provided therefor in this Agreement. If the record date for any dividend or other distribution in respect of Mercantile Stock, including any redemption by Mercantile of the Rights associated therewith, shall occur on or after the Closing Date, the holders of Central
Mortgage Common Stock shall be entitled to such dividend or other distribution, but no dividends declared on or other distributions in respect of Mercantile Stock will be remitted to any person entitled to receive Mercantile Stock under this Agreement until such person surrenders the certificate or certificates representing Central Mortgage Common Stock, at which time such dividends or other distributions shall be remitted to such person, without interest and less any amounts in respect of taxes that may have been imposed thereon and which are required to be withheld by Mercantile. Neither the Exchange Agent, Mercantile nor Central Mortgage shall be liable to any holder of Central Mortgage Common Stock for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to shares of Mercantile Stock held by it from time to time hereunder.

                    (d) No transfer taxes shall be payable by any shareholder of Central Mortgage in respect of the issuance of certificates for Mercantile Stock and no expenses shall be imposed on any shareholder of Central Mortgage in connection with the conversion of shares of Central Mortgage Stock into shares of Mercantile Stock and the delivery of such shares to the former holder of Central Mortgage Stock entitled thereto, except that
(i) if any certificate for shares of Mercantile Stock is to be issued in a name other than that in which a certificate or certificates for shares of Central Mortgage Common Stock surrendered shall have been registered, it shall be a condition to such issuance that the person requesting such issuance shall pay to Mercantile any transfer taxes payable by reason thereof or of any prior transfer of such surrendered certificate or certificates or establish to the reasonable satisfaction of Mercantile that such taxes have been paid or are not payable, and
(ii) nothing herein shall relieve a shareholder of Central
Mortgage of any expenses associated with surrendering such holder's certificates evidencing Central Mortgage Common Stock to the Exchange Agent.

             1.09   Dissenting Shares.
                    -----------------

                    (a) "Dissenting Shares" means any shares held by any holder who becomes entitled to payment of the fair value of such shares under Section 351.455 of the Missouri Statute. Any holders of Dissenting Shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of such law and Mercantile shall cause the Surviving Corporation to pay such consideration with funds provided by Mercantile.

                    (b) Each party hereto shall give the other prompt notice of any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments, served pursuant to the Missouri Statute received by such party and Central Mortgage shall give Mercantile the opportunity to participate in all negotiations and proceedings with respect to such demands. Central Mortgage shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of Mercantile, which consent shall not be unreasonably withheld, settle or offer to settle any such demands.

             1.10   No Fractional Shares.  Notwithstanding any
                    --------------------
other provision of this Agreement, neither certificates nor scrip for fractional shares of Mercantile Common Stock shall be issued in the Merger. Each holder of shares of Central Mortgage Common Stock who otherwise would have been entitled to a fraction of a share of Mercantile Common Stock shall receive (by check from the Exchange Agent, mailed to the shareholder with the certificate(s) for Mercantile Common Stock which such holder is to receive pursuant to the Merger) in lieu thereof, and at the time such holder receives the shares of Mercantile Common Stock to which the holder is entitled, cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing stock price of Mercantile Common Stock on the New York Stock Exchange (the "NYSE") Composite Tape as reported in The Wall Street Journal on the Closing Date of the Merger. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

             1.11   Closing of Stock Transfer Books.  The stock
                    -------------------------------
transfer books of Central Mortgage shall be closed at the close of business on the Business Day immediately preceding the Closing Date. In the event of a transfer of ownership of Central Mortgage Common Stock which is not registered in the transfer records of Central Mortgage, the consideration to be distributed pursuant to this Agreement may be delivered to a transferee, if the certificate representing such shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and all applicable stock transfer taxes are paid. Mercantile and the Exchange Agent shall be entitled to rely upon the stock transfer books of Central Mortgage to establish the identity of those persons entitled to receive the consideration specified in this Agreement for their shares of Central Mortgage Common Stock, which books shall be conclusive with respect to the ownership of such shares. In the event of a dispute with respect to the ownership of any such shares, Mercantile and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent party and thereafter be relieved with respect to any claims to such consideration.

             1.12   Anti-Dilution.  If between the date of this
                    -------------
Agreement and the Effective Time a share of Mercantile Common Stock shall be changed into a different number of shares of Mercantile Common Stock or a different class of shares by reason of reclassification, recapitalization, split-up, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Mercantile Common Stock into which a share of Central Mortgage Common Stock shall be converted pursuant to
Section 1.07 of this Agreement will be appropriately and proportionately adjusted so that each shareholder of Central Mortgage shall be entitled to receive such number of shares of Mercantile Common Stock or other securities as such shareholder would have received pursuant to such reclassification, recapitalization, split-up, exchange of shares or readjustment or as a result of such stock dividend had the record date therefor been immediately following the Effective Time.

                             ARTICLE II
                             ----------

        REPRESENTATIONS AND WARRANTIES OF CENTRAL MORTGAGE

             As an inducement to the Mercantile Entities to enter into and perform their respective obligations under this Agreement, and notwithstanding any examinations, inspections, audits and other investigations made by the Mercantile Entities, Central Mortgage hereby represents and warrants to the Mercantile Entities as follows:

             2.01   Organization and Authority.  Central Mortgage
                    --------------------------
is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Central Mortgage is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Except for the Central Mortgage Subsidiaries, Central Mortgage has no direct or indirect subsidiaries.

             Each of Barton Bank, Citizens-Jackson Bank, Nevada Bank and Farmers Bank (collectively, the "Banks") is a commercial bank duly organized, validly existing and in good standing under the laws of the State of Missouri. The deposits of the Banks are insured by the Federal Deposit Insurance Corporation (the "FDIC") under the Federal Deposit Insurance Act of 1950, as amended (the "FDI Act"). Cenco is a corporation duly organized, validly existing and in good standing under the law of the State of Arizona. Each Central Mortgage Subsidiary is qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and has the corporate power and authority to own and operate its properties and to carry out its business as and where the same is now being conducted, except where the failure to so qualify would not have a material adverse effect on the financial condition, results of operations, business, assets, prospects or operations of Central Mortgage and the Central Mortgage Subsidiaries, taken as a whole. (Such an effect, as applied to either Central Mortgage or Mercantile, as the context requires, is hereinafter referred to as a "Material Adverse Effect").

             2.02   Corporate Authorization; Records.  Central
                    --------------------------------
Mortgage has the corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement and the Merger by the shareholders of Central Mortgage and such approvals of governmental agencies and other governing boards having regulatory authority over Central Mortgage and each Central Mortgage Subsidiary as may be required by applicable law, rule or regulation, to carry out its obligations hereunder. The only shareholder vote of Central Mortgage required to approve this Agreement and the Merger is the affirmative vote of the holders of at least two-thirds of the outstanding shares of Central Mortgage Common Stock. The execution, delivery and performance of this Agreement by Central Mortgage and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Central Mortgage. Subject to the approvals, as aforesaid, this Agreement is the valid and binding obligation of Central Mortgage, enforceable against Central Mortgage in accordance with its terms.

             Except as set forth on Schedule 2.02, neither the
                                    -------------
execution, delivery and performance by Central Mortgage of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Central Mortgage with any of the provisions hereof will (a) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the material properties or assets of Central Mortgage or any Central Mortgage Subsidiary under any of the terms, conditions or provisions of
(i) the Articles of Incorporation or the Articles of Association, as the case may be, or By-laws of each, or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Central Mortgage or any Central Mortgage Subsidiary is a party or by which it may be bound, or to which Central Mortgage or any Central Mortgage Subsidiary or any of the material properties or assets of Central Mortgage or any Central Mortgage Subsidiary may be subject, or
(b) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Central Mortgage or any Central Mortgage Subsidiary or any of their respective material properties or assets.

             Other than in connection or in compliance with the provisions of the Missouri Statute, the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act, or any required approvals of the Federal Reserve Board and the Division of Finance or other governmental agencies or governing boards having regulatory authority over Central Mortgage or any Central Mortgage Subsidiary, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Central Mortgage of the transactions contemplated by this Agreement.

             The minute books and stock records of Central Mortgage and each of the Central Mortgage Subsidiaries are complete and correct in all material respects and accurately reflect in all material respects all meetings, consents and other actions of the organizers, incorporators, shareholders, Board of Directors and committees of the Board of Directors occurring since the organization of each.

             2.03   Second Tier Subsidiaries.   Each Central
                    ------------------------
Mortgage Subsidiary has no subsidiaries and does not control, or have any equity ownership interest in, any other corporation, partnership, joint venture or other business association, other than any interest pledged to such Central Mortgage Subsidiary in the ordinary course of its business as security for the obligations of third parties to such Central Mortgage Subsidiary or held by such Central Mortgage Subsidiary either as a consequence of its exercise of rights and remedies in respect of any interest pledged as security in respect of such obligations or in a fiduciary capacity.

             2.04   Capitalization of Central Mortgage.  The
                    ----------------------------------
authorized stock of Central Mortgage consists of (i) 43,000
shares of Series A preferred stock, $10.00 par value, of which, as of August 31, 1994, 42,573  shares were issued and
outstanding, and (ii) 6,000,000 shares of common stock, $1.00 par value, of which as of August 31, 1994, 3,701,849 shares were issued and outstanding.  Since August 31, 1994, no shares of
Central Mortgage Stock or other Equity Securities (as defined below) of Central Mortgage have been
issued. There are no other shares of capital stock or other equity securities of Central Mortgage outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock of Central Mortgage, or contracts, commitments, understandings or arrangements by which Central
Mortgage is or may be become bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock (all of which are sometimes referred to as "Equity Securities"), except for:
(a) stock options for an aggregate of 146,700 shares of Central Mortgage Common Stock granted under the CMBI Incentive
Compensation Plan for Key Employees and the CMBI Incentive Plan
of 1990 at the dates, for the exercise prices, and to the
recipients set forth in Schedule 2.04 attached hereto
                        -------------
("Employee Options"); (b) the option dated September 21, 1994 granted by Central Mortgage to Mercantile for up to 736,667 shares of Central Mortgage Common Stock pursuant to an Investment Agreement dated September 21, 1994 between Central Mortgage and Mercantile (the "Investment Agreement"); and (c) the rights of holders of Series A preferred stock, $10.00 par value, of Central Mortgage ("Central Mortgage Preferred Stock") to convert such stock into Central Mortgage Common Stock (none of which shall be outstanding as of the record date of the special meeting of Central Mortgage shareholders referred to in Section 5.03 of this Agreement). All of the issued and outstanding shares of Central Mortgage Stock are validly issued, fully paid, and nonassessable, and have not been issued in violation of any preemptive right of any shareholder of Central Mortgage.

             2.05   Capitalization of Central Mortgage
                    ----------------------------------
Subsidiaries.  Except as set forth on Schedule 2.05,
- ------------                          -------------
Central Mortgage has and will have as of the Effective Time good and marketable title to all of the then issued and outstanding shares of the capital stock of each of the Banks and, as to Cenco, to that number and percentage of the issued and outstanding shares of the capital stock of Cenco held beneficially and of record by Central Mortgage as of the date hereof, in each case free and clear of any liens, claims, charges, encumbrances and assessments of any kind or nature whatsoever. Except as set forth on Schedule 2.05 and except
                                    -------------
for issued and outstanding shares of capital stock of Cenco held by persons other than Central Mortgage, there are no other shares of capital stock or other equity securities of any Central Mortgage Subsidiary outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock of any Central Mortgage Subsidiary, or contracts, commitments, understandings or arrangements by which any Central Mortgage Subsidiary is or may become bound to issue additional Equity Securities of any Central Mortgage Subsidiary. All of the issued and outstanding shares of each Central Mortgage Subsidiary's Common Stock are validly issued, fully paid and nonassessable.

             2.06   Financial Statements.
                    --------------------

                    (a)   Attached hereto as Schedule 2.06(a) are
                                             ----------------
copies of the following documents:

                         (i) Annual Report on Form 10-K for the year ended December 31, 1993; and

                         (ii)   Quarterly Report on Form 10-Q for the
             quarters ended March 31, 1994 and June 30, 1994.

                    (b) The financial statements contained in the documents referenced in Schedule 2.06(a) are referred to
                        ----------------
collectively as the "Central Mortgage Financial Statements." The Central Mortgage Financial Statements have been prepared in accordance with the books and records of Central Mortgage in accordance with generally accepted accounting principles consistently applied, and present fairly the consolidated financial positions of Central Mortgage and the Central Mortgage Subsidiaries, at the dates thereof and the consolidated results of operations and cash flows of Central Mortgage and the Central Mortgage Subsidiaries for the periods stated therein.

                    (c) Central Mortgage and the Central Mortgage Subsidiaries have each prepared, kept and maintained through the date hereof true, correct and complete financial and other books and records of their affairs which fairly reflect their respective financial conditions, results of operations, businesses, assets, prospects and operations.

             2.07    Reports.  Since January 1, 1991, Central
                     -------
Mortgage and the Central Mortgage Subsidiaries have each filed all material reports, registrations and statements, together with any required material amendments thereto, that were required to be filed with (i) the Securities and Exchange Commission (the "SEC"), including but not limited to, reports on Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements; (ii) the Federal Reserve Board, including, but not limited to, reports on Form FR Y-6 and Form FR Y-9; (iii) the FDIC and (iv) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Central Mortgage Reports." As of their respective dates, the Central Mortgage Reports substantially complied with all the rules and regulations promulgated by the applicable federal and/or state authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

             2.08    Title to and Condition of Assets.
                     --------------------------------

                     (a) Except as may be reflected in the Central Mortgage Financial Statements or set forth on Schedule
                                              --------
2.08(a) and excepting all real property (which is the subject
- -------
of Section 2.09), each of Central Mortgage and the Central
Mortgage Subsidiaries has, and at the Closing Date will have, good and marketable title to its respective properties and assets, including, without limitation, those reflected in the Central Mortgage Financial Statements, free and clear of any liens, charges, pledges, encumbrances, defects, claims or rights of third parties, except for liens for taxes, assessments or other governmental charges not yet delinquent, and except for such liens, charges, pledges, encumbrances, defects, claims and rights which in the aggregate do not have a Material Adverse
Effect.

                     (b) No assets reflected on the Central Mortgage Financial Statements in respect of Central Mortgage and the
Central Mortgage Subsidiaries have been sold, leased,
transferred, assigned or otherwise disposed of since June 30,
1994, except in the ordinary course of business or as set forth in Schedule 2.08(b) under the heading "Dispositions."
   ----------------

                     (c) All furniture, fixtures, vehicles, machinery and equipment and computer software owned or used by Central
Mortgage and the Central Mortgage Subsidiaries, including any of such items leased by Central Mortgage or any Central Mortgage
Subsidiary as a lessee and all facilities and improvements comprising part of any owned or leased real property, taken as a whole, with no single such item being deemed of importance, are fit for the purposes for which they were intended, are, in all material respects, in good order and repair, free of defects and in good operating condition, subject only to normal wear and tear. The operation by Central Mortgage and the Central Mortgage
Subsidiaries of such assets is in compliance in all material respects with all applicable laws, ordinances and rules and regulations of any governmental authorities having jurisdiction.

             2.09    Real Property.  Except as set forth in
                     -------------
Schedule 2.09:
- -------------

                     (a) The legal description of each parcel of real property owned by Central Mortgage and the Central Mortgage
Subsidiaries (other than real property acquired in foreclosures or in lieu of foreclosure in the course of collection of its loans and being held by Central Mortgage or any Central Mortgage
Subsidiary for disposition as required by law) is set forth in
Schedule 2.09(a) attached hereto under the heading "Owned
- ----------------
Real Property" (such real property being herein referred to as the "Owned Real Property").  The legal description of each parcel of real property leased by Central Mortgage or a Central Mortgage
Subsidiary as lessee is also set forth in Schedule 2.09(a)
                                          ----------------
under the heading "Leased Real Property" (such real property being herein referred to as the "Leased Real Property").
Collectively, the Owned Real Property and the Leased Real
Property are herein referred to as the "Real Property."

                     (b)   There is no pending dispute involving
Central Mortgage or any Central Mortgage Subsidiary as to the title of or the right to use any of its respective Real
Properties.

                     (c) Neither Central Mortgage nor any Central Mortgage Subsidiary has any interest in any other real property except interests as a mortgagee, and except for real property acquired in foreclosures or in lieu of foreclosure and being held for disposition as required by law.

                     (d) To the best knowledge of Central Mortgage, none of the buildings, structures or other improvements located on the Real Property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way or "setback" line, and all such buildings, structures and improvements are located and constructed in substantial conformity with all applicable zoning ordinances and building codes.

                     (e)   None of the buildings, structures or
improvements located on the Real Property is the subject of any official complaint or notice given to Central Mortgage or any Central Mortgage Subsidiary by any governmental authority of any material violation of any applicable zoning ordinance or building code, and there is no action under any zoning ordinance, building code, or use or occupancy restriction, and no condemnation action or proceeding pending, or, to the best knowledge of Central Mortgage, threatened, with respect to any such building, structure or improvement. The Real Property is in generally good condition, reasonable wear and tear excepted, and has been maintained in accordance with reasonable and prudent business practices applicable to like facilities.

                     (f) Except as may be reflected in the Central Mortgage Financial Statements or with respect to such easements, liens, defects or encumbrances as do not individually or in the aggregate materially and adversely affect the use or value of the parcel of Real Property, each of Central Mortgage and the Central Mortgage Subsidiaries has, and at the Closing Date will have, good and marketable title to its respective Real Properties, free and clear of any liens, charges, pledges, encumbrances, defects, claims or rights of third parties.

             2.10    Contracts.
                     ---------

                     (a)   Schedule 2.10(a) contains a complete and
                           ----------------
accurate listing of all contracts entered into with respect to deposits of $500,000 or more, by account or other identifying number, and all loan agreements and commitments, notes, security agreements, repurchase agreements, bankers' acceptances, outstanding letters of credit and commitments to issue letters of credit, participation agreements, and other documents relating to or involving extensions of credit or other commitments to which Central Mortgage or any Central Mortgage Subsidiary is a party or by which it is bound, to extend credit with respect to any one entity or related group of entities in excess of $250,000, by account or other identifying number, and the names and relationships of such related group.

                     (b) Except for the contracts and agreements required to be listed on Schedule 2.10(a) and except as set
                         ----------------
forth in Schedule 2.10(b) or any other Schedule hereto,
         ----------------
neither Central Mortgage nor any Central Mortgage Subsidiary is a party to or bound by any:

                           (i)     agreement, contract, arrangement,
             understanding or commitment with any labor union;

                           (ii)    franchise or license agreement;

                           (iii)   written employment, severance or
             termination pay, agency, consulting or similar agreement, contract, arrangement, understanding or commitment in respect of personal services;

                           (iv) loans or other obligations payable to or owing to any officer, director or employee thereof, except (A) salaries, wages and directors' fees incurred and accrued in the ordinary course of business and/or
             (B) obligations due in respect of any depository accounts maintained by any of the foregoing at such entity in the ordinary course of business;

                           (v) loans or debts payable by or owing by any executive officer or director of Central Mortgage or any Central Mortgage Subsidiary or any other person or entity deemed an "executive officer" or a "related interest" of any of the foregoing, as such terms are defined in Regulation O of the Federal Reserve Board;
             or

                           (vi)    other agreement, contract,
             arrangement, understanding or commitment involving an obligation of Central Mortgage or any Central Mortgage Subsidiary of more than $50,000 extending beyond six
             (6) months from the date hereof that cannot be cancelled without cost or penalty upon notice of thirty
             (30) days or less, other than contracts entered into in respect of deposits, loan agreements and commitments, notes, security agreements, repurchase agreements, bankers' acceptances, outstanding letters of credit and commitments to issue letters of credit, participation agreements and other documents relating to transactions entered into by Central Mortgage or by any Central Mortgage Subsidiary in the ordinary course of business and not involving extensions of credit with respect to any one entity or related group of entities in excess of $250,000.

                     (c) Central Mortgage and the Central Mortgage Subsidiaries each carry property, casualty, liability, products liability and other insurance coverages as set forth in
Schedule 2.10(c) under the heading "Insurance."
- ----------------

                     (d) True, correct and complete copies of the agreements, contracts, leases, insurance policies and other documents referred to in Schedule 2.10(a), Schedule 2.10(b)
                         ----------------  ----------------
or Schedule 2.10(c) shall be furnished or made available to the
   ----------------
Mercantile Entities.

                     (e) Each of the agreements, contracts, leases, insurance policies and other documents referred to in Schedule 2.10(a),
                                                      ----------------
Schedule 2.10(b) and Schedule 2.10(c) is a valid, binding and enforceable
- ----------------     ----------------
obligation of Central Mortgage or the Central Mortgage Subsidiary which is a party thereto, and, to the best knowledge of Central Mortgage, the other parties sought to be bound thereby, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to the enforcement of creditors' rights generally, and except that equitable principles may limit the right to obtain specific performance or other equitable remedies with respect to such other parties.

                     (f)   Schedule 2.10(f) under the heading
                           ----------------
"Loans" contains a true, correct and complete listing, as of the date of this Agreement, by account or other identifying number, of:

             (i)      all loans in excess of $100,000, of either
                      Central Mortgage or any Central Mortgage
                      Subsidiary which have been accelerated during the past twelve months;

             (ii) all loan commitments or lines of credit of either Central Mortgage or any Central Mortgage Subsidiary in excess of $100,000 which have been terminated by such entity during the past twelve months by reason of default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower;

             (iii) all loans, lines of credit and loan commitments in excess of $100,000 as to which either Central Mortgage or any Central Mortgage Subsidiary has given written notice to the borrower or customer of such entity's intent to terminate during the past twelve months;

             (iv)     with respect to all loans, all
                      notification letters and other written
                      communications from either Central
                      Mortgage or any Central Mortgage
                      Subsidiary to any of its borrowers,
                      customers or other parties since June 30, 1994 wherein such entity has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults;

             (v) each borrower, customer or other party which has notified either Central Mortgage or any Central Mortgage Subsidiary during the past twelve months of, or asserted against Central Mortgage or any Central

                      Mortgage Subsidiary, in writing, any "lender liability" or similar claim, and, to the best of Central Mortgage's knowledge, each borrower, customer or other party which has given either Central Mortgage or any Central Mortgage Subsidiary any oral notification of, or asserted against such entity, any such claim and

             (vi) all loans (1) that are contractually past due 90 days or more in the payment of principal and/or interest; (2) that are on non-accrual status;
                      (3) where a reasonable doubt exists in the mind of the President of either Central Mortgage or any Central Mortgage Subsidiary as to the timely future collectibility of future principal and interest, whether or not interest is still accruing or the loan is less than 90 days past due; (4) the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms or (5) where a specific reserve allocation exists in connection therewith.

             2.11     Absence of Defaults.  Except as set forth in
                      -------------------
Schedule 2.11 attached hereto, there are no pending disputes
- -------------
between Central Mortgage or any Central Mortgage Subsidiary and the other parties to any material agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise, and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute a default by Central Mortgage or any Central Mortgage Subsidiary under any such agreement, commitment, arrangement, lease, insurance policy or instrument, except, in all cases, where such default would not have a Material Adverse Effect and, to the best knowledge of Central Mortgage, all such agreements, commitments, arrangements, leases, insurance policies and other instruments are in full force and effect and will not be terminable by the other party solely as a result of the consummation of the Merger.

             2.12     Absence of Undisclosed Liabilities.  Except
                      ----------------------------------
as disclosed in Schedule 2.12 or in any other Schedule
                -------------
attached hereto, neither Central Mortgage nor any Central
Mortgage Subsidiary, as of the date hereof, has any debts, liabilities or obligations equal to or exceeding $10,000, individually, or $25,000, in the aggregate, whether accrued, absolute, contingent or otherwise and whether due or to become due, except

             (a) debts, liabilities or obligations reflected in the Central Mortgage Financial Statements, and

             (b) debts, liabilities or obligations incurred since June 30, 1994, in the ordinary and usual course of its business, none of which are for breaches of contract, breaches of warranty, torts, infringements or lawsuits.

             2.13     Allowance for Loan and Lease Losses; Non-
                      -----------------------------------------
Performing Assets.
- -----------------

                      (a)   Except as set forth in Schedule 2.13
                                                   -------------
attached hereto: (i) all of the accounts, notes and other receivables which are reflected in the Central Mortgage Financial Statements as of June 30, 1994 were acquired in the ordinary course of business and, to the best knowledge of Central Mortgage, are collectible in full in the ordinary course of business, except for possible loan and lease losses which are adequately provided for in the allowance for loan and lease losses in such Central Mortgage Financial Statements, and (ii) the collection experience of Central Mortgage and each Central Mortgage Subsidiary since June 30, 1994 to the date hereof has not materially deteriorated from the credit and collection experience of such entity in the six months ended June 30, 1994 and the year ended December 31, 1993.

                      (b)   Schedule 2.13(b) attached hereto sets
                            ----------------
forth as of the date of this Agreement all assets classified as real estate acquired through foreclosure, including in-substance foreclosed real estate ("Non-Performing Assets").

                      (c) The aggregate amount of all loans described by Section 2.10(f)(vi) and all Non-Performing Assets does not exceed one percent (1%) of (i) the gross amounts of all loans and leases on the books of Central Mortgage and the Central Mortgage
Subsidiaries, plus (ii) the aggregate book value of all Non-
Performing Assets.

             2.14     Taxes.  Each of Central Mortgage and the
                      -----
Central Mortgage Subsidiaries has timely filed or will timely file all tax returns required to be filed at or prior to the Closing Date. Each of Central Mortgage and the Central Mortgage Subsidiaries has paid, or has set up adequate reserves in the Central Mortgage Financial Statements for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, to the extent required by generally accepted accounting principles consistently applied, has set up adequate reserves in the Central Mortgage Financial Statements for the payment of all taxes anticipated to be payable in respect of the period subsequent to the last of said periods. Neither Central Mortgage nor any Central Mortgage Subsidiary will have any liability for any such taxes in excess of the amounts so paid or reserves so established and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or definitely) against Central Mortgage or any Central Mortgage Subsidiary which would not be covered by existing reserves. Neither Central Mortgage nor any Central Mortgage Subsidiary is delinquent in the payment of any tax, assessment or governmental charge, nor has it requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed and no requests for waivers of the time to assess any tax are pending. The federal, state and foreign income tax returns of Central Mortgage and the Central Mortgage Subsidiaries have not been audited by the Internal Revenue Service (the "IRS") or the state or foreign taxing authority since prior to January l, 1986.

             2.15     Material Adverse Change.  Except as
                      -----------------------
otherwise disclosed in any of the Schedules referenced herein, since June 30, 1994, there has been no material adverse change in the financial condition, results of operations, business, assets, prospects or operations of Central Mortgage and the Central Mortgage Subsidiaries, taken as a whole, other than changes in banking laws or regulations, or interpretations thereof, or other conditions that affect the banking industry generally, or changes in the general level of interest rates.

             2.16     Litigation and Other Proceedings.  Except as
                      --------------------------------
set forth in Schedule 2.16, there are no actions, suits, or
             -------------
proceedings pending or, to the best knowledge of Central
Mortgage, threatened against Central Mortgage or any Central Mortgage Subsidiary or any of their respective employees, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a Material Adverse Effect.

             2.17     Governmental Compliance.  Except as set
                      -----------------------
forth in Schedule 2.17:
         -------------

                      (a) To the best knowledge of Central Mortgage, Central Mortgage and the Central Mortgage Subsidiaries are in compliance with all laws, ordinances, rules, regulations and orders, licenses and permits that are applicable to each;

                      (b) To the best knowledge of Central Mortgage, Central Mortgage and the Central Mortgage Subsidiaries hold all permits, business licenses, certificates, franchises and other similar items, which, if not held, would adversely affect the financial condition, results of operations business, prospects or operations and/or ownership rights as to the assets and properties of any of the foregoing;

                      (c) There is no legal action or governmental proceeding or investigation pending or, to the best knowledge of Central Mortgage, threatened against Central Mortgage or any Central Mortgage Subsidiary that could prevent or adversely affect, or that seeks to prohibit the consummation of, the transactions contemplated hereby, nor is Central Mortgage or any Central Mortgage Subsidiary subject to any order of a court or governmental authority having any such effect;

                      (d) Neither Central Mortgage nor any Central Mortgage Subsidiary is subject to any cease and desist order, memorandum of understanding or any written agreement issued by, or entered into with, any federal or state governmental or regulatory agency, authority, entity or official having jurisdiction over the banking or other related activities of Central Mortgage or any Central Mortgage Subsidiary, including, without limitation, the Federal Reserve Board, the Division of Finance and/or the FDIC; and

                      (e) To the best knowledge of Central Mortgage, neither Central Mortgage nor any Central Mortgage Subsidiary is subject to or reasonably likely to incur a material liability as a result of its ownership, operation, or use of any property
(whether directly or, to the best knowledge of Central Mortgage, as a consequence of such property being part of its investment portfolio, including, without limitation, properties under foreclosure, property held by any Central Mortgage Subsidiary in its capacity as a trustee, and property in which any venture capital or similar unit of Central Mortgage or any Central
Mortgage Subsidiary has an interest, but excluding property held by Central Mortgage or any Central Mortgage Subsidiary as collateral for the security of any loan due it) (the "Property")
(i) that is contaminated by or contains any hazardous waste, toxic substance or related materials, including without limitation, asbestos, PCBs, pesticides, herbicides, and any other substance or waste that is hazardous to human health or the environment (collectively, a "Toxic Substance"), or (ii) on which any Toxic Substance has been stored, disposed of, placed or used in the construction thereof. No claim, action, suit or proceeding is pending against Central Mortgage or any Central
Mortgage Subsidiary relating to any Property before any court or other governmental authority or arbitration tribunal relating to hazardous substances, pollution or the environment, and there is no outstanding judgment, order, writ, injunction, decree or award against or affecting Central Mortgage or any Central Mortgage Subsidiary with respect to the same. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restriction on the business of Central Mortgage or any Central Mortgage Subsidiary which, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect.

             2.18     Labor.  Except as set forth on Schedule 2.18:
                      -----                          -------------

             (a) no work stoppage involving Central Mortgage or any Central Mortgage Subsidiary is pending or, to the best knowledge of Central Mortgage, threatened;

             (b) neither Central Mortgage nor any Central Mortgage Subsidiary is involved in, or, to the best knowledge of Central Mortgage, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could adversely affect the business of Central Mortgage or any Central Mortgage Subsidiary; and

             (c)  no employee of Central Mortgage or any Central
Mortgage Subsidiary is represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to any such employee.

             2.19     Interests of Certain Persons.  Except as set
                      ----------------------------
forth on Schedules 2.10(b) or 2.19, to the best
         -----------------    ----
knowledge of Central Mortgage, no officer or director of Central Mortgage or any Central Mortgage Subsidiary has any interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Central Mortgage or any Central Mortgage Subsidiary.

             2.20     Employee Benefit Plans.  Schedule 2.20
                      ----------------------   -------------
lists all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit
sharing, deferred compensation, consulting, bonus, group
insurance, severance and other employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto, covering the present or former directors, officers or other employees of Central Mortgage or any Central Mortgage Subsidiary (collectively, "Employee Plans or Policies"). To the best knowledge of Central Mortgage, except as set forth in Schedule 2.20, all Employee Plans or Policies
             -------------
currently comply and have at all relevant times complied in all respects with all applicable laws, requirements and orders under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Internal Revenue Code of 1986, as amended (the "Code"), and state law. With respect to each Employee Plan or Policy which is a pension plan (as defined in Section 3(2) of ERISA) (the "Pension Plans"), except as set forth in Schedule 2.20:
                                                     -------------

                      (a) no Pension Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA;

                      (b) each Pension Plan intended by management to be "qualified" is so "qualified" within the meaning of Section
401(a) of the Code, and each related trust, if any, is exempt from taxation under Section 501(a) of the Code;

                      (c) the present value of all benefits vested and all benefits accrued under each Pension Plan which is subject to
Title IV of ERISA did not, in each case, as of the last
applicable annual valuation date (as indicated on Schedule 2.20),
                                                  -------------
exceed the value of the assets of the Pension Plans allocable to such vested or accrued benefits;

                      (d) no Pension Plan or any trust created thereunder, nor, to the best knowledge of Central Mortgage, any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Code, which could subject such plan or trust, or, to the best knowledge of Central Mortgage, any trustee, fiduciary or administrator thereof, or any party dealing with any such plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975;

                      (e) no Pension Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" with respect to any such Pension Plan, as that term is defined in Section 4043 of ERISA;
and

                      (f) no Pension Plan or any trust created thereunder has incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of ERISA. With respect to each Employee Plan or Policy which provides for health care, neither Central Mortgage nor any Central Mortgage Subsidiary nor any of Central Mortgage's other affiliates has or will have any obligation or liability to pay any post-retirement health care costs, except as required by applicable law.

             2.21     Conduct of Central Mortgage and the Central
                      -------------------------------------------
Mortgage Subsidiaries to Date.  Except for entering into this
- -----------------------------
Agreement and matters related thereto and as disclosed in
Schedule 2.21 from and after June 30, 1994:
- -------------

                      (a) Central Mortgage and the Central Mortgage Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices;

                      (b) neither Central Mortgage nor any Central
Mortgage Subsidiary has issued or sold any of its capital stock or any corporate debt securities which would be classified as long-term debt on its balance sheet;

                      (c) Central Mortgage has not granted any option for the purchase of its capital stock, effected any stock split, or otherwise changed its capitalization;

                      (d) Central Mortgage has not declared, set aside, or paid any dividend or other distribution in respect of its capital stock (other than as contemplated by Section 4.02(a) of this Agreement), or, directly or indirectly, redeemed or otherwise acquired any of its capital stock;

                      (e) neither Central Mortgage nor any Central
Mortgage Subsidiary has incurred any obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged, or subjected to lien, claim, security interest, charge, encumbrance, or restriction any of its assets or properties;

                      (f) neither Central Mortgage nor any Central
Mortgage Subsidiary has discharged or satisfied any material lien, mortgage, pledge, claim, security interest, charge, encumbrance, or restriction or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business;

                      (g) neither Central Mortgage nor any Central
Mortgage Subsidiary has sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business;

                      (h) neither Central Mortgage nor any Central
Mortgage Subsidiary has: (i) increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit, promotion or cost-of-living increases in accordance with existing policy; (ii) entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract; (iii) entered into, terminated, or substantially modified any Employee Plan or Policy in respect of any of its present or former directors, officers, or other employees; or (iv) agreed to do any of the foregoing:

                      (i) neither Central Mortgage nor any Central
Mortgage Subsidiary has suffered any damage, destruction or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any government or any agency of any government, flood, windstorm, embargo, riot, act of God or the enemy or other similar or dissimilar casualty or event or otherwise, and whether or not covered by insurance (other than damages, destructions and losses which in the aggregate do not have a Material Adverse Effect);
and

                      (j) neither Central Mortgage nor any Central
Mortgage Subsidiary has entered into any material transaction, contract, or commitment outside the ordinary course of its business.

             2.22     Registration Statement, etc.  None of the
                      ---------------------------
information regarding Central Mortgage and/or any Central Mortgage Subsidiary supplied or to be supplied by Central Mortgage for inclusion or included in (a) a registration statement on Form S-4 to be filed with the SEC by Mercantile for the purpose of registering the shares of Mercantile Stock to be exchanged for Central Mortgage Common Stock pursuant to the provisions of this Agreement (the "Registration Statement"), (b) the proxy statement to be mailed to shareholders of Central Mortgage in connection with the meeting to be called to consider the approval of this Agreement and the Merger (the "Proxy Statement") and (c) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the special meeting of Central Mortgage's shareholders referred to in
Section 5.03, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Central Mortgage is responsible for filing with any regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

             2.23     Brokers and Finders.  Neither Central
                      -------------------
Mortgage nor any Central Mortgage Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Central Mortgage and/or any Central Mortgage Subsidiary in connection with this Agreement or the transactions contemplated hereby, except that Stifel, Nicolaus & Company, Incorporated has been retained by Central Mortgage to render financial advisory services and an opinion with regard to the fairness of the Merger to the Central Mortgage shareholders from a financial point of view.


                            ARTICLE III
                            -----------

     REPRESENTATIONS AND WARRANTIES OF THE MERCANTILE ENTITIES

             As an inducement to Central Mortgage to enter into and perform its obligations under this Agreement, and notwithstanding any examinations, inspections, audits or other investigations made by Central Mortgage, the Mercantile Entities hereby represent and warrant to Central Mortgage as follows:

             3.01     Organization and Authority.  Mercantile and
                      --------------------------
each of its subsidiaries (individually, a "Mercantile Subsidiary" and, collectively, the "Mercantile Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted except, in the case of the Mercantile Subsidiaries, where the failure to be so qualified would not have a Material Adverse Effect. Mercantile is registered as a bank holding company with the Federal Reserve Board under the BHC Act. Ameribanc is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. True and complete copies of the Articles of Incorporation and Bylaws of Mercantile, as in effect on the date of this Agreement, have been provided to Central Mortgage.

             3.02     Authorization.  Mercantile and Ameribanc
                      -------------
each have the corporate power and authority to enter into this Agreement and to carry out their respective obligations hereunder. The execution, delivery and performance of this Agreement by Mercantile and Ameribanc and the consummation of the transactions contemplated hereby have been duly authorized by the Executive Committee of the Board of Directors of Mercantile and the Board of Directors of Ameribanc and no other approval of the respective Boards or shareholders or any committees thereof is required. Subject to such approvals of governmental agencies and other governing boards having regulatory authority over Mercantile and Ameribanc as may be required by statute or regulation, this Agreement is a valid and binding obligation of Mercantile and Ameribanc, enforceable against each in accordance with its terms.

             Neither the execution, delivery and performance by Mercantile or Ameribanc of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Mercantile or Ameribanc with any of the provisions hereof, will
(a) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Mercantile or Ameribanc under any of the terms, conditions or provisions of (i) their respective Articles of Incorporation or By-laws or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Mercantile or Ameribanc is a party or by which it may be bound, or to which Mercantile or Ameribanc or any of its properties or assets may be subject, or
(b) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Mercantile, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Mercantile or Ameribanc or any of their subsidiaries or any of its or their respective material properties or assets.

             Other than in connection with or in compliance with the provisions of the Missouri Statute, the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act, or any required approvals of the Federal Reserve Board or the Division of Finance, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Mercantile and Ameribanc of the transactions contemplated by this Agreement.

             3.03     Capitalization of Mercantile.  The
                      ----------------------------
authorized capital stock of Mercantile consists of (a) 100,000,000 shares of Mercantile Common Stock, of which, as of June 30, 1994, 43,146,531 shares were issued and outstanding and
(b) 5,000,000 shares of preferred stock, no par value, issuable in series, none of which were issued and outstanding. A series of 1,000,000 shares of preferred stock have been designated as Series A Junior Participating Preferred Stock and are reserved for issuance upon exercise of Mercantile's preferred share purchase rights (the "Rights") issued pursuant to a Rights Agreement, dated May 23, 1988 (the "Rights Agreement"), between Mercantile and Mercantile Bank of St. Louis National Association, as Rights Agent. As of June 30, 1994, Mercantile had reserved
(i) 4,608,735 shares of Mercantile Common Stock for issuance under various employee stock option and incentive plans ("Mercantile Employee Stock Options"), (ii) 970,000 shares of Mercantile Common Stock for issuance upon the acquisition of Wedge Bank pursuant to the Agreement and Plan of Reorganization dated as of July 6, 1994 between Mercantile, Mercantile Bancorporation of Illinois Inc., Wedge Bank and The Wedge Holding Company, (iii) 1,731,142 shares of Mercantile Common Stock for issuance upon the acquisition of UNSL Financial Corp. ("UNSL") pursuant to the Agreement and Plan of Reorganization dated July 12, 1994 between Mercantile, Ameribanc and UNSL and (iv) 388,135 shares of Mercantile Common Stock for issuance upon conversion of Mercantile's 8% Subordinated Capital Convertible Notes due 1995. From June 30, 1994 through the date of this Agreement, no shares of Mercantile Common Stock or other Equity Securities of Mercantile have been issued excluding any such shares which may have been issued pursuant to stock-based employee benefit or incentive plans and programs.

             Mercantile continually evaluates possible acquisitions and may prior to the Effective Time enter into one or more agreements providing for, and may consummate, the acquisition by Mercantile of another bank, bank holding company or other company
(or the assets and/or liabilities thereof) for consideration that may include Equity Securities of Mercantile. In addition, prior to the Effective Time, Mercantile may, depending on market conditions and other factors, otherwise determine to issue Equity
Securities for financing purposes. Except in connection with any such acquisition transactions and except as set forth in this
Section 3.03 and except pursuant to the Rights Agreement, there are no other Equity Securities of Mercantile outstanding or to be issued and no other outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock of Mercantile, or contracts, commitments, understandings or arrangements by which Mercantile is or may become bound to issue additional shares of its Equity Securities. All of the issued and outstanding shares of Mercantile Common Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive right of any shareholder of Mercantile. At the Effective Time, the Mercantile
Common Stock issued pursuant to this Agreement will be duly authorized, validly issued and in compliance with all applicable federal and state securities laws, fully paid and nonassessable and not subject to or in violation of any preemptive rights.

             3.04     Mercantile Financial Statements.  The
                      -------------------------------
supplemental audited consolidated balance sheets of Mercantile and the Mercantile Subsidiaries as of December 31, 1993, 1992 and 1991 and related supplemental audited consolidated statements of income, changes in shareholders' equity and cash flows for the three years ended December 31, 1993, together with the notes thereto, certified by KPMG Peat Marwick LLP and included in Mercantile's current report on Form 8-K dated June 17, 1994 as filed with the SEC, and the related unaudited consolidated balance sheets of Mercantile and the Mercantile Subsidiaries as of June 30, 1994 and 1993 and related unaudited consolidated statements of income, cash flows and shareholders' equity for the six months ended June 30, 1994 and 1993 included in Mercantile's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994, both as filed with the SEC (collectively, the "Mercantile Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, and present fairly the consolidated financial position of Mercantile and the Mercantile Subsidiaries at the dates and the consolidated results of operations and cash flows of Mercantile and the Mercantile Subsidiaries for the periods stated therein and are derived from the books and records of Mercantile and the Mercantile Subsidiaries, which are complete and accurate in all material respects and have been maintained in accordance with good business practices. Neither Mercantile nor any of the Mercantile Subsidiaries has any material contingent liabilities that are not described in the Mercantile Financial Statements.

             3.05     Reports.  Since January 1, 1991, Mercantile
                      -------
and each of the Mercantile Subsidiaries have filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) the Federal Reserve Board, including, but not limited to, reports on Form FR Y-6 and Form FR Y-9, (iii) the FDIC, (iv) the Office of the Comptroller of the Currency (the "OCC"), and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Mercantile Reports." As of their respective dates, the Mercantile Reports substantially complied with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the OCC and any applicable federal and/or state authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

             3.06     Material Adverse Change.  Since June 30,
                      -----------------------
1994, there has been no material adverse change in the financial condition, results of operations, business, assets, prospects or operations of Mercantile and the Mercantile Subsidiaries taken as a whole, other than changes in banking laws or regulations, or interpretations thereof, or other conditions that affect the banking industry generally, or changes in the general level of interest rates.

             3.07     Registration Statement, Proxy Statement etc.
                      -------------------------------------------
None of the information regarding Mercantile and/or any Mercantile Subsidiary supplied or to be supplied by Mercantile for inclusion or included in (a) the Registration Statement, (b) the Proxy Statement, or (c) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the special meeting of shareholders referred to in
Section 5.03, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Mercantile and the Mercantile Subsidiaries are responsible for filing with the SEC and any regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

             3.08     Brokers and Finders.  Neither Mercantile,
                      -------------------
Ameribanc nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Mercantile or Ameribanc in connection with this Agreement or the transactions contemplated hereby and thereby.

             3.09     Legal Proceedings or Other Adverse Facts.
                      ----------------------------------------
Neither Mercantile nor any Mercantile Subsidiary is a party to any pending or, to the best knowledge of Mercantile, threatened claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or reasonably could not be expected to have, a Material Adverse Effect, or which purports or seeks to enjoin or restrain the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, there are no actions, suits or proceedings pending, or, to the best knowledge of Mercantile, threatened against Mercantile or any Mercantile Subsidiary or any of their respective officers or directors involving claims under the Community Reinvestment Act of 1977, as amended, or the fair lending laws. No claim, action, suit, or proceeding is pending against Mercantile or any Mercantile Subsidiary relating to property of Mercantile before any court or regulatory authority or arbitration tribunal relating to hazardous substances, pollution, or the environment, and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Mercantile or any Mercantile Subsidiary with respect to the same. Except as previously disclosed to Central Mortgage, since December 31, 1991, neither Mercantile nor any Mercantile Subsidiary has received any notification or communication which has not been resolved from any regulatory authority (i) asserting that Mercantile or any Mercantile Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces, except with respect to matters which reasonably could not be expected to have a Material
Adverse Effect; (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to the condition of Mercantile and the Mercantile Subsidiaries, taken as a whole, including without limitation such company's status as an insured depositary institution under the Federal
Deposit Insurance Act or (iii) requiring or threatening to require Mercantile or any of the Mercantile Subsidiaries, or indicating that Mercantile or any of the Mercantile Subsidiaries may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to direct, restrict or limit in any manner the operations of Mercantile or any of the Mercantile Subsidiaries, including without limitation any restriction on the payment of dividends, and no such cease and desist order, agreement or memorandum of understanding or other agreement is currently in effect.

             3.10     Commitments and Contracts.  Neither
                      -------------------------
Mercantile nor any of the Mercantile Subsidiaries is in violation of its charter documents or bylaws or in default under any material agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except, in all cases, where such default would not have a Material Adverse Effect.

             3.11     Compliance with Laws.  Each of Mercantile
                      --------------------
and the Mercantile Subsidiaries has complied with all laws, regulations, and orders (including without limitation zoning ordinances, building codes, ERISA, and securities, tax, environmental, civil rights, and occupational health and safety laws and regulations and including without limitation in the case of any Mercantile Subsidiary that is a bank, banking organization, banking corporation or trust company, all statutes, rules and regulations pertaining to the conduct of a banking, deposit-taking or lending or related business or to the exercise of trust powers) and governing instruments applicable to them and to the conduct of their business, except where such failure to comply would not have a Material Adverse Effect and neither
Mercantile nor any Mercantile Subsidiary is in default under, and no event has occurred which, with the lapse of time or notice or both, could result in the default under, the terms of any judgment, order, writ, decree, permit, or license of any regulatory authority or court, whether federal, state, municipal or local and whether at law or in equity, except where such default would not have a Material Adverse Effect. Neither
Mercantile nor any Mercantile Subsidiary is subject to or reasonably likely to incur a liability as a result of its ownership, operation, or use of any property of Mercantile
(whether directly or, to the best knowledge of Mercantile, as a consequence of such property being part of the investment portfolio of Mercantile or any Mercantile Subsidiary) (a) that is contaminated by or contains any toxic substance or (b) on which any toxic substance has been stored, disposed of, placed, or used in the construction thereof; and which, in each case, reasonably could be expected to have a Material Adverse Effect. Except for statutory or regulatory restrictions of general application, no regulatory authority has placed any restriction on the business of Mercantile or any Mercantile Subsidiary which reasonably could be expected to have a Material Adverse Effect.


                           ARTICLE IV
                           ----------

        CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME

             4.01     Conduct of Businesses Prior to the Effective
                      --------------------------------------------
Time.  During the period from the date of this Agreement to the
- ----
Effective Time, Central Mortgage and the Central Mortgage Subsidiaries shall conduct their businesses according to the ordinary and usual course consistent with past and current practices and shall use their best efforts to maintain and preserve their business organization, employees and advantageous business relationships and retain the services of their officers and key employees.

             4.02     Forbearances of Central Mortgage.  During
                      --------------------------------
the period from the date of this Agreement to the Closing Date, Central Mortgage shall not, and shall cause each Central

Mortgage Subsidiary (as to the matters set forth in subsections (b), (c), (e), (f), (g), (h), (i), and (j) below) not to, without the prior written consent of the Mercantile Entities, which consent shall not be unreasonably withheld:

                      (a) declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock (other than dividends from any Central Mortgage Subsidiary to Central Mortgage), except that Central Mortgage may declare and pay regular quarterly cash dividends in amounts not to exceed (i) the amount determined pursuant to Section 7.3 of the Articles of Incorporation of Central Mortgage on the Central Mortgage Preferred Stock and (ii) $0.12 per share on the Central Mortgage Common Stock; provided, however, that any such
                       -----------------
quarterly dividend shall only be payable for a fiscal quarter for which a Central Mortgage shareholder is not entitled to receive a quarterly dividend on the shares of Mercantile Stock to be issued in the Merger;

                      (b)   enter into or amend any employment,
severance or similar agreements or arrangements with any director or officer or employee, or materially modify any of the Central Mortgage Employee Plans or Policies or grant any salary or wage increase or materially increase any employee benefit (including incentive or bonus payments), except normal individual increases in compensation to employees consistent with past practice, or as required by law or contract, and except for such increases of which Central Mortgage notifies Mercantile in writing and which Mercantile does not disapprove within ten days of the receipt of such notice;

                      (c)   propose or adopt any amendments to the
Articles of Incorporation or the Articles of Association of Central Mortgage or any Central Mortgage Subsidiary, as the case may be, or their respective by-laws;

                      (d) issue any shares of capital stock, except with respect to the issuance of Central Mortgage Common Stock upon the exercise or conversion of Employee Options or Central
Mortgage Preferred Stock, outstanding on the date hereof, or effect any stock split or otherwise change its capitalization as it existed as of the date hereof;

                      (e)   grant, confer or award any options,
warrants, conversion rights or other rights not existing on the date hereof to acquire any shares of its capital stock;

                      (f) purchase or redeem any shares of its capital stock, except, in the case of Central Mortgage, the redemption of any or all shares of Central Mortgage Preferred Stock, and in the case of Cenco, the purchase or redemption of shares of Cenco capital stock held of record or beneficially by persons other than Central Mortgage, pursuant to preexisting contractual arrangements;

                      (g) enter into or increase any loan or credit commitment (including standby letters of credit but excluding commitments in respect of the packaging of mortgages for sale in the ordinary course of business) to, or invest or agree to invest in any person or entity (i) in an amount in excess of $750,000, without first consulting with Mercantile, and, in the case of persons or entities to which it has outstanding aggregate credit commitments and loans exceeding $750,000, subject to subparagraph
(ii) below, increase or agree to increase the loan or credit commitment to, or invest or agree to invest in, such person or entity by more than twenty-five percent (25%) of the amount of such loan, credit commitment or investment, without first consulting with Mercantile and (ii) in an amount in excess of $1,000,000 without first obtaining the prior written consent of Mercantile, which consent shall not be unreasonably withheld.
Notwithstanding the foregoing, nothing in this paragraph shall prohibit either Central Mortgage or any Central Mortgage
Subsidiary from honoring any contractual and legally binding obligation in existence on the date of this Agreement;

                      (h) agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or take or omit to take any other action which would make any of the representations and warranties in Article II of this Agreement untrue or incorrect in any respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act;

                      (i)   take any action (i) that would (1)
materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of Mercantile or Central Mortgage to obtain any necessary approvals of any regulatory authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement or (2) prevent or impede the transactions contemplated hereby from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of
Section 368 of the Code, or (ii) that is not in the ordinary course of business consistent with past practice unless otherwise expressly permitted by this Agreement; or

                      (j) directly or indirectly, including through its officers, directors, employees or other representatives: (i) initiate, solicit or encourage any discussions, inquiries or proposals with any third party (other than the Mercantile
Entities) relating to the disposition of any significant portion of the business or assets of Central Mortgage or any Central
Mortgage Subsidiary, or the acquisition of the capital stock (or rights or options exercisable for, or securities convertible or exchangeable into, capital stock) of Central Mortgage or any Central Mortgage Subsidiary, or the merger of Central Mortgage or any Central Mortgage Subsidiary (other than the merger of Barton
Bank and Nevada Bank) with any person (other than the Mercantile Entities) or any similar transaction (each such transaction being referred to herein as an "Acquisition Transaction") or (ii) provide any such person with information or assistance or negotiate with any such person with respect to an Acquisition Transaction. Central Mortgage shall promptly notify Mercantile orally of all the relevant details relating to all inquiries, indications of interest and proposals which it or any Central Mortgage Subsidiary may receive with respect to any Acquisition Transaction.

             4.03     Forbearances of the Mercantile Entities.
                      ---------------------------------------
During the period from the date of this Agreement to the Closing Date, the Mercantile Entities shall not, without the prior consent of Central Mortgage, agree in writing or otherwise to engage in any activity, enter into any transaction or take or omit to take any other action

                      (a) that would (i) materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of Mercantile or Central Mortgage to obtain any necessary approvals of any regulatory authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement or
(ii) prevent or impede the transactions contemplated hereby from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368 of the Code; or

                      (b) which would make any of the representations and warranties of Article III of this Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other action.


                            ARTICLE V
                            ---------

                      ADDITIONAL AGREEMENTS

             5.01   Access and Information; Due Diligence.
                    -------------------------------------

                    (a) The Mercantile Entities and Central Mortgage shall each afford to the other, and to the other's accountants, counsel and other representatives, full access during normal business hours, during the period prior to the Closing Date, to all their respective properties, books, contracts, commitments and records and, during such period, each shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal and state securities or banking laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Prior to the Effective Time and in the event of the termination of this Agreement, each party hereto shall, and shall cause its advisors and representatives to, (1) hold confidential all information obtained in connection with any transaction contemplated hereby with respect to the other party which is not otherwise public knowledge, (2) return all documents (including copies thereof) obtained hereunder from the other party to such other party and (3) use its best efforts to cause all information obtained pursuant to this Agreement or in connection with the negotiation hereof to be treated as confidential and not use, or knowingly permit others to use, any such information unless such information becomes generally available to the public.

                    (b) Mercantile, through its officers, employees, and/or agents, promptly following the date of the Initial
Agreement, commenced its review of Central Mortgage and the Central Mortgage Subsidiaries and the respective operations, business affairs, prospects and financial conditions of each, including, without limitation, those matters which are the subject of Central Mortgage's representations and warranties (the
"Mercantile Due Diligence Review"). Mercantile shall conclude such review by not later than thirty (30) business days after the date of the Initial Agreement (the "Mercantile Due Diligence
Period"), but the pendency of such Mercantile Due Diligence
Review shall not delay Mercantile's obligation pursuant to
Section 5.02 of this Agreement to file a Registration Statement with the SEC and all other necessary applications and filings with the appropriate federal and state regulatory agencies.
Mercantile shall advise Central Mortgage of any situation, event, circumstance or other matter which first came to the attention of Mercantile during the Mercantile Due Diligence Review which could result in the termination of this Agreement by Mercantile pursuant to Sections 7.01(d) or 7.01(f) hereof, or, if applicable, of the absence of any situation, event, circumstance or other matter, it being the intention of Mercantile to provide notice to Central Mortgage, as promptly as possible, of any perceived impediment to the consummation of the Merger.
Notwithstanding anything hereinabove contained or implied to the contrary, the Mercantile Due Diligence Review shall not limit, restrict or preclude, or be construed to limit, restrict or preclude, Mercantile, at any time or from time to time thereafter, from conducting such further reviews or from exercising any rights available to it hereunder as a result of the existence or occurrence prior to the Mercantile Due Diligence
Period of any
event or condition which was not detected in the Mercantile Due Diligence Review by Mercantile and which would constitute a breach of any representation, warranty or agreement of Central Mortgage under this Agreement.

                    (c) Central Mortgage, through its officers, employees, and/or agents, promptly following the date of the Initial Agreement, commenced its review of the Mercantile Entities and their respective operations, business affairs, prospects and financial conditions of each, including, without limitation, those matters which are the subject of the Mercantile Entities' representations and warranties (the "Central Mortgage Due Diligence Review"). Central Mortgage concluded the Central Mortgage Due Diligence Review by not later than thirty (30) business days after the date of the Initial Agreement (the "Central Mortgage Due Diligence Period"). Central Mortgage shall advise the Mercantile Entities of any situation, event, circumstance or other matter which first came to the attention of Central Mortgage during the Central Mortgage Due Diligence Review which could result in the termination of this Agreement pursuant to Sections 7.01(e) or Section 7.01(f) hereof, or, if applicable, of the absence of any situation, event, circumstance or other matter, it being the intention of Central Mortgage to provide notice to the Mercantile Entities, as promptly as possible, of any perceived impediment to the consummation of the Merger. Notwithstanding anything hereinabove contained or implied to the contrary, the Central Mortgage Due Diligence Review shall not limit, restrict or preclude, or be construed to limit, restrict or preclude, Central Mortgage, at any time or from time to time thereafter, from conducting such further reviews or from exercising any rights available to it hereunder as a result of the existence or occurrence prior to the Central Mortgage Due Diligence Period of any event or condition which was not detected in the Central Mortgage Due Diligence Review and which would constitute a breach of any representation, warranty or agreement of the Mercantile Entities under this Agreement.

             5.02   Registration Statement; Regulatory Matters.
                    ------------------------------------------

                    (a) Mercantile shall prepare and file with the SEC, as soon as is reasonably practicable after the date of this Agreement, the Registration Statement with respect to the shares of Mercantile Stock to be issued to Central Mortgage shareholders pursuant to the Merger, and shall use its best efforts to cause the Registration Statement to become effective. Mercantile shall also take any action required to be taken under any applicable state blue sky or securities laws in connection with the issuance of such shares, and Central Mortgage shall furnish Mercantile all information concerning Central Mortgage and the Central Mortgage Subsidiaries as Mercantile may reasonably request in connection with any such action.

                    (b) Each of the parties hereto shall cooperate and use its respective best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as is reasonably practicable after the date of this Agreement, including, without limitation, in any event, Mercantile's filing of the necessary applications with the Federal Reserve Board and the Division of Finance and any other required applications with any other regulatory agency or governing board as soon as is reasonably practicable after the date of this Agreement.

             5.03   Shareholder Approval.  Central Mortgage shall
                    --------------------
call a special meeting of its shareholders to be held as soon as is reasonably possible for the purpose of voting upon this Agreement and the Merger and related matters. In connection with such meeting, Central Mortgage shall aid Mercantile in the preparation and filing of the Proxy Statement (which shall be a part of the Registration Statement to be filed with the SEC by Mercantile) and mail it to its shareholders. The Board of Directors of Central Mortgage shall submit for approval of its shareholders the matters to be voted upon at such meeting. The
Board of Directors of Central Mortgage (subject to its fiduciary duties, upon written advice of counsel to Central Mortgage, which counsel shall be reasonably acceptable to Mercantile) will recommend this Agreement and the Merger and will use its best efforts to obtain the votes and approvals of its shareholders necessary for the approval and adoption of this Agreement and the Merger contemplated hereby.

             5.04   Current Information.  During the period from
                    -------------------
the date of this Agreement to the Closing Date, each party will promptly furnish the other with copies of all monthly and other interim financial statements as the same become available and shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party. Each party shall promptly notify the other party of the following events immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the affected party with respect thereto: (a) the occurrence of any event which could cause any representation or warranty of such party or any schedule, statement, report, notice, certificate or other writing furnished by such party to be untrue or misleading in any material respect; (b) any Material Adverse Change; (c) the issuance or commencement of any governmental and/or regulatory agency complaint, investigation or hearing or any communications indicating that the same may be contemplated and, as to any such matter which shall now or hereafter be in effect, any communications pertaining thereto; or
(d) the institution or the threat of litigation involving such party.

             5.05   Agreements of Affiliates.  Set forth as
                    ------------------------
Schedule 5.05 is a list (which includes individual and
- -------------
beneficial ownership) of all persons whom Central Mortgage believes to be "affiliates" of Central Mortgage for purposes of Rule 145 under the Securities Act and for pooling-of-interests accounting treatment. Central Mortgage shall use its best efforts to cause each person who is identified as an "affiliate" to deliver to Mercantile, as of the date hereof, or as soon as practicable hereafter, a written agreement in substantially the form set forth as Exhibit A to this Agreement providing that
                  ---------
each such person will agree not to sell, pledge, transfer or otherwise dispose of the shares of Mercantile Stock to be received by such person in the Merger during the period designated in such letter and thereafter in compliance with the applicable provisions of the Securities Act. Prior to the Closing Date, and via letter, Central Mortgage shall amend and supplement Schedule 5.05 and use its best efforts to cause
           -------------
each additional person who is identified as an "affiliate" to execute a written agreement as provided in this Section 5.05.

             5.06   Tax Opinion Certificates.  Central Mortgage
                    ------------------------
shall cause such of its executive officers, directors and/or holders of one percent (1%) or more of the Central Mortgage Preferred Stock and/or Central Mortgage Common Stock (including shares beneficially held) as may be reasonably requested by Thompson & Mitchell to timely execute and deliver to Thompson & Mitchell certificates substantially in the form of Exhibit B
                                                   ---------
or Exhibit C hereto, as the case may be.
   ---------

             5.07   Expenses.  Each party hereto shall bear its
                    --------
own expenses incident to preparing, entering into and carrying out this Agreement and to consummating the Merger, except that the Mercantile Entities shall pay all printing expenses and filing fees incurred in connection with this Agreement, the Registration Statement and the Proxy Statement.

             5.08   Miscellaneous Agreements and Consents.
                    -------------------------------------
Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including, without limitation, using its best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Central Mortgage and the Mercantile Entities shall use their best efforts to obtain consents of all third parties and governmental bodies necessary or, in the opinion of any of the Mercantile Entities or Central Mortgage, desirable for the consummation of the transactions contemplated by this Agreement.

             5.09   Press Releases.  Central Mortgage and the
                    --------------
Mercantile Entities shall consult with each other as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

             5.10   Indemnification.  Mercantile agrees that the
                    ---------------
Merger shall not affect or diminish any of Central Mortgage's duties and obligations of indemnification existing at the Effective Time in favor of employees, agents, directors or officers of Central Mortgage arising by virtue of its Articles of Incorporation or By-laws in the form in effect at the date hereof or arising by operation of law or arising by virtue of any contract, resolution or other agreement or document existing at the date hereof, and such duties and obligations shall continue in full force and effect for so long as they would otherwise survive and continue in full force and effect. Mercantile represents that the directors and officers liability insurance policy maintained by Mercantile provides for "prior acts" coverage for directors and officers of entities acquired by Mercantile. Mercantile shall provide the directors and officers of Central Mortgage director and officer liability insurance coverage comparable to that provided from time to time to the directors and officers of other Mercantile Subsidiaries.

             5.11   Employee Benefit Plans; Employee Stock Options.
                    ----------------------------------------------

             (a) Effective as of the Closing Date, the employees of Central Mortgage and the Central Mortgage Subsidiaries (the
"Central Employees") shall be eligible to participate in the Mercantile employee benefit plans generally made available to other employees of the Mercantile Subsidiaries, subject to the terms and conditions specified in such Mercantile plans and to such changes therein as may be necessary to reflect the Merger.
The service of Central Employees with Central Mortgage or the Central Mortgage Subsidiaries shall be recognized for purposes of vesting and eligibility for participation in Mercantile employee benefit plans generally made available to the other employees of the Mercantile Subsidiaries, except that such service shall not be counted for purposes of benefit accrual under any Mercantile defined benefit pension plans. With respect to any Mercantile welfare benefit plans, any eligibility waiting periods and any preexisting conditions and actively-at-work exclusions shall be waived for Central Employees and their eligible dependents, except that any Central Employee or eligible dependent who, as of the Closing Date, is then in the process of satisfying any similar exclusion or waiting period under a welfare benefit plan of Central Mortgage or any Central Mortgage Subsidiary may be required to fully satisfy the balance of the applicable time period for such exclusion or waiting period under the Mercantile welfare benefit plan after granting full credit for service with Central Mortgage and the Central Mortgage Subsidiaries.

             (b) At the Effective Time, all rights with respect to Central Mortgage Common Stock pursuant to Employee Options that are outstanding at the Effective Time, whether or not then exercisable, shall be converted into and become rights with respect to Mercantile Common Stock and Mercantile shall assume each Employee Option in accordance with the terms of the stock option plan or arrangement under which it was issued and the stock option agreement by which it is evidenced.  From and after the Effective Time, (i) each Employee Option assumed by
Mercantile may be exercised solely for shares of Mercantile
Common Stock, (ii) the number of shares of Mercantile Common
Stock subject to each Employee Option shall be equal to the
number of shares of Central Mortgage Common Stock subject to each Employee Option immediately prior to the Effective Time multiplied by the Common Exchange Ratio, and (iii) the per share exercise price under each such Employee Option shall be adjusted by dividing the per share exercise price under each Employee
Option by the Common Exchange Ratio and rounding down to the nearest cent; provided, however, that the terms of each
              --------  -------
Employee Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, capitalization or other similar transaction subsequent to the Effective Time. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Code, as to any Employee Option that is an incentive stock option.

             (c) The shares of Mercantile Stock covered by the stock options to be issued pursuant to Section 5.11(b) shall be covered by an effective registration statement filed on Form S-8 with the SEC and shall be duly authorized, validly issued and in compliance with all applicable federal and state securities laws, fully paid and nonassessable and not subject to or in violation of any preemptive rights. Mercantile shall at and after the Effective Time have reserved sufficient shares of Mercantile Stock for issuance with respect to such options. Mercantile shall also take any action required to be taken under any applicable state blue sky or securities laws in connection with the issuance of such shares.

             5.12   Best Efforts to Insure Pooling.   Each of
                    ------------------------------
Mercantile and Central Mortgage undertakes and agrees to use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment.

             5.13   Payment of Change of Control Benefits.   At
                    -------------------------------------
the Effective Time, Mercantile shall pay to each officer of Central Mortgage or a Central Mortgage Subsidiary identified on
Schedule 5.13 the amount payable to such officer upon a change of control under the change of control agreement between such officer and Central Mortgage, without regard to any notice or waiting periods set forth in such change of control agreements. Central Mortgage shall provide written notice of such amounts to Mercantile not less than ten business days prior to the Closing Date.

             5.14   Cenco Stock Purchase/Redemption.  At or prior
                    -------------------------------
to the Effective Time, Central Mortgage shall have caused to be consummated, in accordance with each respective Buy-Sell Stock Option Agreement, the form of which is attached as Exhibit D
                                                   ---------
to this Agreement, by and among Central Mortgage and designated other persons, the purchase or redemption of shares of the capital stock of Cenco held of record or beneficially by persons other than Central Mortgage.


                           ARTICLE VI
                           ----------

                           CONDITIONS

             6.01   Conditions to Each Party's Obligation To Effect
                    -----------------------------------------------
the Merger. The respective obligations of each party to effect
- ----------
the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

                    (a)   Shareholder Approval.  The approval of
                          --------------------
this Agreement and the Merger shall have received the requisite vote of shareholders of Central Mortgage at the special meeting of shareholders called pursuant to Section 5.03 hereof.

                    (b)   Regulatory Approval.  This Agreement and
                          -------------------
the transactions contemplated hereby shall have been approved by the Federal Reserve Board, the Division of Finance and any other federal and/or state regulatory agencies whose approval is required for consummation of the transactions contemplated hereby.

                    (c)   Effectiveness of Registration Statement.
                          ---------------------------------------
The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

                    (d)   No Judicial Prohibition.  Neither Central
                          -----------------------
Mortgage, Mercantile nor Ameribanc shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

             6.02   Conditions to Obligations of Central Mortgage.
                    ---------------------------------------------
The obligations of Central Mortgage to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

                    (a)   Representations and Warranties.  The
                          ------------------------------
representations and warranties of the Mercantile Entities set forth in Article III hereof shall be true and correct in all material respects, except such inaccuracies therein as are not of a magnitude as to have a Material Adverse Effect, as of the date of this Agreement and as of the Closing Date, (as though made on and as of the Closing Date except (i) to the extent such representations and warranties are by their express provisions made as of a specified date, and (ii) for the effect of transactions contemplated by this Agreement) and Central Mortgage shall have received a signed certificate which is to the best knowledge of the Vice Chairman of Mercantile, signing on behalf of the Mercantile Entities, and is to that effect.

                    (b)   Performance of Obligations.  The
                          --------------------------
Mercantile Entities shall have performed in all material respects all obligations required to be performed by each under this Agreement prior to or at the Effective Time, and Central Mortgage shall have received a signed certificate which is to the best knowledge of the Vice Chairman of Mercantile, signing on behalf of the Mercantile Entities, and is to that effect.

                    (c)   Permits, Authorizations, etc.  The
                          ----------------------------
Mercantile Entities shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by them of the Merger.

                    (d)   No Material Adverse Change.  Since the
                          --------------------------
date of this Agreement, there shall have been no material adverse change in the financial condition, results of operations, business, assets, prospects or operations of Mercantile and the Mercantile Subsidiaries, taken as a whole.

                    (e)   Opinion of Counsel.  Mercantile shall
                          ------------------
have delivered to Central Mortgage an opinion of counsel to Mercantile dated as of the Closing Date or a mutually agreeable earlier date in substantially the form set forth as Exhibit E
                                                    ---------
to this Agreement.

                    (f)   Tax Opinion.  Thompson & Mitchell, as
                          -----------
counsel to Mercantile, shall have delivered to Central Mortgage an opinion dated as of the Closing Date to the effect that the Merger constitutes a reorganization within the meaning of Section 368 of the Code and to the effect that, as a result of the Merger, except with respect to fractional share interests, holders of Central Mortgage Common Stock who receive Mercantile Stock in the Merger will not recognize gain or loss for federal income tax purposes, the basis of such Mercantile Stock will equal the basis of the Central Mortgage Common Stock for which it is exchanged, and the holding period of such Mercantile Stock will include the holding period of the Central Mortgage Common Stock for which it is exchanged, assuming that such Central Mortgage Common Stock is a capital asset in the hands of the holder thereof at the Effective Time.

             6.03   Conditions to Obligations of the Mercantile
                    -------------------------------------------
Entities.  The obligations of the Mercantile Entities to effect
- --------
the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

                    (a)   Representations and Warranties.  The
                          ------------------------------
representations and warranties of Central Mortgage set forth in
Article II hereof shall be true and correct in all material respects, except such inaccuracies therein as are not of a magnitude as to have a Material Adverse Effect, as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except (i) to the extent such representations and warranties are by their express provisions made as of a specific date; (ii) for the effect of transactions contemplated by this Agreement; (iii) the parties acknowledge that the schedules to this Agreement shall not be supplemented or amended following their delivery to the Mercantile Entities, and the lack of such supplementation or amendments shall not constitute non-fulfillment of the conditions of this Section 6.03(a); and (iv) that any change resulting from Central Mortgage's performance of its covenant set forth in Section 5.15 hereof shall not constitute nonfulfillment of the conditions of this Section 6.03(a)) and Mercantile shall have received a signed certificate which is to the best knowledge of the chief executive officer and chief financial officer of Central Mortgage, signing on behalf of Central Mortgage, and is to that effect.

                    (b)   Performance of Obligations.  Central
                          --------------------------
Mortgage shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to or at the Closing Date, and Mercantile shall have received a signed certificate which is to the best knowledge of the chief executive officer and chief financial officer of Central Mortgage, signing on behalf of Central Mortgage, and is to that effect.

                    (c)   Permits, Authorizations, etc.  Central
                          ----------------------------
Mortgage shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to Central Mortgage's businesses required for the consummation of the

Merger, and Central Mortgage shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

                    (d)   No Material Adverse Change.  Since the
                          --------------------------
date of this Agreement, there shall have been no material adverse change in the financial condition, results of operations, business, assets, prospects or operations of Central Mortgage or the Central Mortgage Subsidiaries taken as a whole, except that any change resulting from Central Mortgage's performance of its covenant set forth in Section 5.15 hereof shall not constitute nonfulfillment of the conditions of this Section 6.03(d).

                    (e)   Election of Dissenting Shareholders.
                          -----------------------------------
Unless otherwise waived by the Mercantile Entities in their sole discretion, holders of less than ten percent (10%) of the total value of shares of Central Mortgage Stock outstanding shall have taken such steps as are then possible to dissent from the Merger pursuant to Section 351.455 of the Missouri Statute.

                    (f)   Pooling Letter.  The Mercantile Entities
                          --------------
shall have received as soon as practicable after the date of this Agreement an opinion of KPMG Peat Marwick LLP, satisfactory in form and substance to the Mercantile Entities, to the effect that the Merger will qualify for pooling-of-interests accounting treatment, which opinion shall have not been withdrawn. Baird, Kurtz & Dobson, independent auditors for Central Mortgage, shall provide to Central Mortgage assurance that Baird, Kurtz & Dobson knows of no facts that would prevent pooling-of-interests accounting treatment.

                    (g)   Opinion of Counsel.  Central Mortgage
                          ------------------
shall have delivered to Mercantile an opinion of counsel to Central Mortgage dated as of the Closing Date or a mutually agreeable earlier date in substantially the form set forth as Exhibit F to this Agreement.
- ---------

                           ARTICLE VII
                           -----------

                TERMINATION, AMENDMENT AND WAIVER

             7.01   Termination.  This Agreement may be terminated
                    -----------
at any time prior to the Closing Date, whether before or after approval by the shareholders of Central Mortgage:

                    (a) by mutual consent by the Executive Committee of the Board of Directors of Mercantile and the Board of Directors of each other party hereto; or

                    (b) by the Executive Committee of the Board of Directors of Mercantile or the Board of Directors of each other party hereto at any time after June 30, 1995 if the Merger shall not theretofore have been consummated; provided, however,
                                       -----------------
that such date shall be automatically extended to August 31, 1995 if the cause of the failure to consummate the Merger by such date is the result of regulatory delay not due to the fault or failure of the parties hereto; or

                    (c) by the Executive Committee of the Board of Directors of Mercantile or the Board of Directors of each other party hereto if the Federal Reserve Board, the Division of Finance or any other federal and/or state regulatory agency whose approval is required for the consummation of the transactions contemplated hereby shall have issued a final and nonappealable denial of such approval; or

                    (d) by the Executive Committee of the Board of Directors of Mercantile or the Board of Directors of Ameribanc, at any time prior to the completion of the Mercantile Due
Diligence Period, in the event any situation, event, circumstance or other matter shall come to the attention of Mercantile during the course of the Mercantile Due Diligence Review conducted pursuant to Section 5.01(b) hereof which Mercantile shall, in a good faith exercise of its reasonable discretion, determine to be of type or nature which is of such a magnitude as to be materially adverse to the financial condition, results of operations, business, assets, prospects or operations of Central Mortgage and the Central Mortgage Subsidiaries, taken as a whole, and is not capable of being expeditiously or effectively resolved or remedied in a manner reasonably acceptable to Mercantile; or

                    (e) by the Board of Directors of Central Mortgage at any time prior to the completion of the Central Mortgage Due
Diligence Period, in the event any situation, event, circumstance or other matter shall come to the attention of Central Mortgage during the course of the Central Mortgage Due Diligence Review conducted pursuant to Section 5.01(c) hereof which Central
Mortgage shall, in a good faith exercise of its reasonable discretion, determine to be of the type or nature which is of such a magnitude as to be materially adverse to the financial condition, results of operations, business, assets, prospects or operations of Mercantile and its subsidiaries, taken as a whole, and is not capable of being expeditiously or effectively resolved or remedied in a manner reasonably acceptable to Central
Mortgage; or

                    (f) by the Executive Committee of the Board of Directors of Mercantile or the Board of Directors of Ameribanc or the Board of Directors of Central Mortgage in the event of a breach by the other of any representation, warranty or agreement contained in this Agreement, which breach is of such a magnitude as to be materially adverse to the financial condition, results of operations, business, assets, prospects or operations of the breaching party and its subsidiaries taken as a whole and is not cured after 45 days' written notice thereof is given to the party committing such breach or waived by such other party(ies).

             7.02   Effect of Termination.  In the event of
                    ---------------------
termination of this Agreement as provided in Section 7.01 above, this Agreement shall forthwith become void and without further effect and there shall be no liability on the part of any party hereto or the respective officers and directors of each, except as set forth in the second sentence of Section 5.01(a) and in Sections 5.07 and 8.02, and, except that no termination of this Agreement pursuant to subsection (f) of Section 7.01 shall relieve the non-performing party of any liability to any other party hereto arising from the intentional, deliberate and willful non-performance of any covenant herein, after the giving of notice and the opportunity to cure.

             7.03   Amendment.  This Agreement and the Exhibits
                    ---------
and Schedules hereto may be amended by the parties hereto, by action taken by or on behalf of the respective Executive
Committees of the Board of Directors or the respective Boards of Directors of the Mercantile Entities, or the Board of Directors of Central Mortgage, at any time before or after approval of this Agreement by the shareholders of Central Mortgage; provided, however, that after any such approval no such modification shall alter the amount or change the form of the consideration contemplated by this Agreement to be received by shareholders of Central Mortgage or alter or change any of the terms of this Agreement if such alteration or change would adversely affect the shareholders of Central Mortgage. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

             7.04   Waiver.  Any term, condition or provision of
                    ------
this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.


                           ARTICLE VIII
                           ------------

                        GENERAL PROVISIONS

             8.01   Non-Survival of Representations, Warranties and
                    -----------------------------------------------
Agreements.  No investigation by the parties hereto made
- ----------
heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. Except as set forth below in this Section 8.01, all representations, warranties and agreements in this Agreement of the Mercantile Entities and Central Mortgage or in any instrument delivered by the Mercantile Entities or Central
Mortgage pursuant to this Agreement shall expire at the Effective Time or upon termination of this Agreement in accordance with its terms. In the event of termination of this Agreement in accordance with its terms, the agreements contained in Sections 5.01(a)(second sentence), 5.07, 7.02 and 8.02 shall survive such termination. In the event of consummation of the Merger, the agreements contained in Sections 1.06, 1.08, 1.10, 5.10, 5.11 and
8.02 shall survive the Effective Time.

             8.02   Indemnification.  Central Mortgage and the
                    ---------------
Mercantile Entities (hereinafter, in such capacity being referred to, individually and/or collectively, as the "Indemnitor") agree to indemnify and hold harmless each other and their officers, directors and controlling persons (each such other party being hereinafter referred to, individually and/or collectively, as the "Indemnitee") against any and all losses, claims, damages or liabilities, joint or several, to which the Indemnitee may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (a) arise out of any information furnished to the Indemnitee by the Indemnitor or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement as originally filed or in any amendment thereof, or in the Proxy Statement, or in any amendment thereof or supplement thereto, and provided for inclusion therein by the Indemnitor, or (b) arise out of or are based upon the omission or alleged omission by the Indemnitor to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such Indemnitee, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action. The obligations of the Indemnitor under this Section 8.02 shall survive any termination of this Agreement.

             8.03   No Assignment; Successors and Assigns.  This
                    -------------------------------------
Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including any corporation deemed to be a successor corporation of any of the parties by operation of law) and assigns, but neither this Agreement nor any right or obligation set forth in any provision hereof may be transferred or assigned (except by operation of law) by any party hereto without the prior written consent of all other parties, and any purported transfer or assignment in violation of this Section 8.03 shall be void and of no effect. There shall not be any third party beneficiaries of any provisions hereof except for Sections 1.08, 1.10, 5.10, 5.11, 5.13 and 8.02 which may be enforced against Mercantile or Central Mortgage, as the case may be, by the parties therein identified or described.

             8.04   Severability.  Whenever possible, each
                    ------------
provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement.

             8.05   No Implied Waiver.  No failure or delay on the
                    -----------------
part of any party hereto to exercise any right, power or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

             8.06   Headings.  Article, section, subsection and
                    --------
paragraph titles, captions and headings herein are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

             8.07   Entire Agreement.  This Agreement and the
                    ----------------
Schedules and Exhibits hereto constitute the entire agreement between the parties with respect to the subject matter hereof, supersede all prior negotiations, representations, warranties, commitments, offers, letters of interest or intent, proposal letters, contracts, writings or other agreements or understandings with respect thereto. No waiver, and no modification or amendment, of any provision of this Agreement, shall be effective unless specifically made in writing and duly signed by all parties thereto.

             8.08   Counterparts.  This Agreement may be executed
                    ------------
in one or more counterparts, and any party to this Agreement may execute and deliver this Agreement by executing and delivering any of such counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

             8.09   Notices.  All notices and other communications
                    -------
hereunder shall be in writing and shall be deemed to be duly received (a) on the date given if delivered personally or by cable, telegram, telex or telecopy or (b) on the date received if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                    (i)  if to the Mercantile Entities:

                         Mercantile Bancorporation Inc.
                         Mercantile Tower
                         P.O. Box 524
                         St. Louis, MO 63166-0524
                         Attention:     Ralph W. Babb, Jr.
                                        Vice Chairman
                         Telecopy:      (314) 425-8108

                    Copy to:

                         Jon W. Bilstrom, Esq.
                         General Counsel
                         Mercantile Bancorporation Inc.
                         Mercantile Tower
                         P.O. Box 524
                         St. Louis, MO 63166-0524
                         Telecopy:      (314) 425-1386

                    and

                         Robert M. LaRose, Esq.
                         Thompson & Mitchell
                         One Mercantile Center
                         St. Louis, Missouri  63101
                         Telecopy:      (314) 342-1717

                    (ii) if to Central Mortgage:

                         Central Mortgage Bancshares, Inc.
                         4435 Main Street, Suite 100
                         Kansas City, Missouri  64111
                         Attention:     Lynn A. Harmon
                                        Chairman and Chief Executive
Officer
                         Telecopy:      (816) 561-3387

                    Copy to:
                         Robin V.W. Foster, Esq.
                         Blackwell Sanders Matheny Weary & Lombardi
                         Two Pershing Square, Suite 1100
                         2300 Main Street
                         Kansas City, Missouri  64108
                         Telecopy:      (816) 274-6914

             8.10    Governing Law.  This Agreement shall be
                     -------------
governed by and controlled as to validity, enforcement, interpretation, effect and in all other respects by the internal laws of the State of Missouri applicable to contracts made in that state.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be affixed hereto, all as of the date first written above.


                                              MERCANTILE BANCORPORATION INC.



                                              By: /s/ Ralph W. Babb, Jr.
                                                  ------------------------------
                                                  Ralph W. Babb, Jr.
                                                  Vice Chairman


                                              AMERIBANC, INC.



                                              By: /s/ Ralph W. Babb, Jr.
                                                  ------------------------------
                                                  Ralph W. Babb, Jr.
                                                  Chairman



                                              CENTRAL MORTGAGE BANCSHARES, INC.



                                              By: /s/ Lynn A. Harmon
                                                  ------------------------------
                                                  Lynn A. Harmon
                                                  Chairman and Chief Executive
                                                  Officer